EXHIBIT 99.1

                                VSB Bancorp, Inc.
               Announces Its Listing on the Nasdaq Capital Market


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100


Staten Island, New York March 16, 2007. VSB Bancorp, Inc. ("Company") announced that its common stock will begin to be listed on the Nasdaq Capital Market today under the Company's current stock symbol "VSBN". Previously, the Company's common stock was quoted on the Over-the-Counter Bulletin Board system.

The Company believes that listing on the Nasdaq Capital Market may provide stockholders with a more efficient method of trading its common stock. This could potentially increase the liquidity of the Company's common stock.

Joseph J. LiBassi, Chairman of VSB Bancorp, Inc., stated, "Today is an exciting chapter for our Company. The move to the Nasdaq Capital Market will give our stockholders benefits from listing on a national exchange." Merton Corn, President & CEO of VSB Bancorp, Inc., stated, "We have kept the same stock symbol, "VSBN", so that the move to Nasdaq Capital Market should be seamless to our stockholders. By listing on the Nasdaq Capital Market, we are giving our stockholders access to a premier exchange."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $17.7 million since the Bank was formed, primarily through the retention of earnings. The Bank operates five full service locations in Staten
Island: the main office at 4142 Hylan Boulevard in Great Kills, and branches on Forest Avenue, Hyatt Street, Hylan Boulevard and on Bay Street.

FORWARD LOOKING STATEMENTS

         This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as "will result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, and other terms used to describe future events, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA's safe harbor provisions.